UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2008
PENSON WORLDWIDE, INC.
(Exact name of registrant specified in its charter)

Delaware	001-32878	75-2896356

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas	75201

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone, including area code: (214) 765-1100

(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On October 31, 2008, Penson Worldwide, Inc. (the “Company”) issued a press release reporting that its subsidiary, Penson Financial Services Canada Inc. (“Penson Canada”), has an unsecured receivable from Evergreen Capital Partners Inc. (“Evergreen”), a correspondent firm of Penson Canada, in the amount of approximately U.S.$25 million. The receivable is the result of a number of transactions involving listed Canadian equity securities by Evergreen on behalf of itself and/or its customers, for which Evergreen and/or its customers have been unable to post requested margin. The Investment Industry Regulatory Organization of Canada and Penson were recently informed by Evergreen that Evergreen has ceased operations.
The Company is taking all appropriate actions and pursuing all available remedies to reduce or eliminate this unsecured receivable. If the Company is unsuccessful in reducing the exposure associated with this receivable, the Company would likely incur an after tax loss in the amount of approximately U.S.$15.5 million, equal to approximately U.S.$0.59 per share. No other correspondent or end client positions or funds of the Company are affected, and the Company’s capital position and liquidity remain strong. The Company and all of its subsidiaries remain in compliance with regulatory capital requirements in all applicable jurisdictions.
The Company has commenced an investigation of the circumstances surrounding this matter, which the Company reported to Canadian regulatory authorities, and on which the Company is actively working with the Canadian regulatory authorities.
A copy of the press release regarding the above matter is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1	Press release, dated October 31, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLDWIDE, INC.

Date: October 31, 2008	By:	/S/ Philip A. Pendergraft

	Name:	Philip A. Pendergraft
	Title:	Chief Executive Officer